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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): November 19, 1999


                       PEGASUS COMMUNICATIONS CORPORATION
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               (Exact Name of Registrant as Specified in Charter)




    Delaware                    0-21389                         51-0374669
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(State or Other              (Commission                     (I.R.S. Employer
Jurisdiction of              File Number)                   Identification No.)
Incorporation)

      c/o Pegasus Communications Management Company, 225 City Line Avenue,
                   Suite 200, Bala Cynwyd, Pennsylvania 19004
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               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code: 888-438-7488
                                                            -------------
                 c/o Pegasus Communications Management Company
                      5 Radnor Corporate Center, Suite 454
                               100 Matsonford Rd.
                                Radnor, PA 19087
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         (Former name or former address, if changed since last report.)

Item 5. Other Events.

Exchange Offer for Subsidiary's Notes

        On November 19, 1999, Pegasus Communications Corporation ("Pegasus") completed an offer to exchange $155.0 million in principal amount of its 12 1/2% Series A senior notes due 2007 for $155.0 million in principal amount of outstanding senior subordinated notes due 2007 of its subsidiaries, Digital Television Services, Inc. and DTS Capital, Inc. The effect of the exchange offer was to simplify Pegasus' capital structure, and provide Pegasus with greater flexibility under the debt covenants of its existing indebtedness.

Fourth Quarter Results

        In the fourth quarter of 1999, Pegasus Communications Corporation added internal net direct broadcast satellite subscriber additions of 65,000, compared to 38,100 direct broadcast satellite subscribers in the fourth quarter of 1998. Subscriber penetration increased from 13.0% at September 30, 1999 to 14.3% at December 31, 1999.

Merger with Golden Sky Holdings, Inc.

        On January 10, 2000, Pegasus entered into a definitive merger agreement with Golden Sky Holdings, Inc. Golden Sky is the second largest independent distributor of DIRECTV. It operates in 23 states and its territories include approximately 1.9 million households and 345,200 subscribers. The following is a summary of the material provisions of the merger agreement.

        The Merger. The merger will be accomplished by merging a wholly-owned subsidiary of Pegasus with and into Golden Sky. Golden Sky will be the surviving corporation and will continue its corporate existence. When the merger becomes effective, all of the issued and outstanding capital stock of Golden Sky, except for treasury shares and dissenting shares, will be converted into 6.5 million shares of Pegasus Class A common stock less adjustments arising from:

        o sales by current Golden Sky stockholders, pursuant to the merger agreement, of their Golden Sky stock to Pegasus for up to $25.0 million in cash in the aggregate;

        o the replacement, pursuant to the merger agreement, of outstanding options and warrants for Golden Sky capital stock (to the extent not sold by the holders to Pegasus for cash as described above) with options and warrants, as applicable, for Pegasus Class A common stock; and

        o certain obligations of the Golden Sky stockholders for expenses related to the merger agreement.

        The purchase price of the merger will include:

        o 6.5 million shares and options of Pegasus' Class A common stock, to be issued to Golden Sky's stockholders,

        o the assumption of liabilities amounting to approximately $340.7 million,

        o    merger costs of approximately $4.9 million, and
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        o    a deferred tax liability of approximately $317.6 million.

        Certain Covenants. The merger agreement contains covenants of Golden Sky and Pegasus that are standard for transactions of this type. The covenants include the agreement by Pegasus to file a registration statement with the SEC registering the Class A common stock issued in the merger. In addition, Pegasus will enter into a registration rights agreement that will provide certain Golden Sky stockholders with demand, piggyback and shelf registration rights with respect to resale of their shares. Further, two principal Golden Sky stockholders will each have the right to name one director to Pegasus' board of directors.

        Conditions. The obligations of the parties to the merger agreement are subject to the fulfillment of customary conditions, including the:

        o obtaining of all requisite consents or approval by any governmental authority or third parties, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

        o approval of the merger proposal by Pegasus' and Golden Sky's stockholders;

        o absence of a material adverse change with respect to the other party; and

        o absence of certain litigation or related actions affecting the other party.

Other Pending Direct Broadcast Satellite Acquisitions

        As of January 10, 2000, Pegasus has entered into letters of intent and a definitive agreement to acquire DIRECTV distribution rights in rural areas of seven states. In the aggregate, the consideration for the pending direct broadcast satellite acquisitions is $39.4 million in cash, $2.2 million in promissory notes, $32.5 million in preferred stock and $38.0 million in Class A common stock. The closings of these acquisitions are subject to negotiation of definitive agreements, third-party approvals and other customary conditions.

     The territories covered by the letters of intent and definitive agreement include approximately 437,300 television households, including approximately 21,900 seasonal residences and 43,700 business locations and approximately 50,700 subscribers.

Completed Direct Broadcast Satellite Acquisitions

     From October 1, 1999 through January 10, 2000, Pegasus completed three acquisitions for DIRECTV distribution rights in rural areas of Minnesota and Mississippi. In the aggregate, the consideration for the completed direct broadcast satellite acquisitions was $3.7 million in cash, $5.7 million in Series B junior convertible participating preferred stock and $2.1 million in promissory notes. The territories covered by these transactions include approximately 47,700 households, including approximately 2,400 seasonal residences and 4,800 business locations and 6,300 subscribers.

Investment in Personalized Media Communications, LLC and Licensing of Patents

     Pegasus is making an investment in Personalized Media Communications, LLC. Personalized Media is an advanced communications technology company that owns an intellectual property portfolio consisting of seven issued U.S. patents and over 10,000 claims submitted in several hundred pending U.S. patent applications. A majority of the pending claims are based on a 1981 filing date, with the remainder based on a 1987 filing date. Mary C. Metzger, Chairman of Personalized Media and a member of Pegasus' board of directors, and John C. Harvey, Managing Member of Personalized Media and Ms. Metzger's husband, own a majority of and control Personalized Media as general partners of the Harvey Family Limited Partnership.

     A subsidiary of Personalized Media is granting to Pegasus an exclusive license for the distribution of satellite based services using "Ku band" BSS frequencies at the 101, 110 and 119 West Longitude orbital locations and "Ka band" FSS frequencies at the 99, 101, 103 and 125 West Longitude orbital locations, which frequencies have been licensed by the Federal Communications Commission to affiliates of Hughes Electronics Corporation. In addition, Personalized Media is granting to Pegasus the right to license on an exclusive basis and on favorable economic terms the patent portfolio of Personalized Media in connection with other frequencies that may be licensed to Pegasus in the future.
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     The license being granted by Personalized Media's subsidiary provides rights to all claims covered by the Harvey patent portfolio, including functionality for automating the insertion of programming at a direct broadcast satellite uplink, the enabling of pay-per-view buying, the authorization of receivers, the assembly of records of product and service selections made by viewers including the communication of this information to billing and fulfillment operations, the customizing of interactive program guide features and functions made by viewers and the downloading of software to receivers by broadcasters. Pegasus will pay license fees to Personalized Media of $100,000 per year for three years.

     Pegasus is acquiring preferred interests of Personalized Media for approximately $14.3 million in cash, 200,000 shares of Pegasus' Class A common stock and warrants to purchase 1.0 million shares of Pegasus' Class A common stock at an exercise price of $90.00 per share and with a term of ten years. After certain periods of time, Personalized Media may redeem the preferred interests, and Pegasus may require the redemption of the preferred interests, in consideration for Personalized Media's transfer to Pegasus of Personalized Media's ownership interest in its wholly-owned subsidiary that holds the exclusive license from Personalized Media for the rights that are licensed to Pegasus. Pegasus may also be required to make an additional payment to Personalized Media if certain contingencies occur that Pegasus believes are unlikely to occur. Because of the speculative nature of the contingencies, it is not possible to estimate the amount of any such additional payment, but in some cases it could be material. As part of the transaction, Personalized Media will be entitled to designate one nominee to serve on Pegasus' board of directors.

Sale of Puerto Rico Cable System

        Pegasus has entered into a letter of intent to sell the assets of its cable system business in Puerto Rico to a subsidiary of Centennial Cellular Corporation for $170.0 million in cash, subject to certain adjustments. The sale of this cable system is subject to the negotiation of a definitive agreement, third party approvals, including regulatory approvals, and other customary conditions. The sale is also subject to approval by Pegasus' board of directors.

Pegasus Media & Communications Credit Facility

        Pegasus Media & Communications, Inc., a wholly-owned subsidiary of Pegasus, has received credit commitments from a syndicate of lenders aggregating $500 million. The new Pegasus Media & Communications credit facility will replace the existing Pegasus Media & Communications and Digital Television Services, Inc. credit facilities. Pegasus Media & Communications can use borrowings under the credit facility for acquisitions and general corporate purposes. The commitment is subject to customary conditions. The following summary of the material provisions of the credit facility is not complete, and is subject to all the provisions of the credit facility.

        Pegasus and the lenders intend the new facility to include a $225.0 million secured reducing revolving credit facility that will mature October 31, 2004, as well as a $275.0 million secured term loan maturing April 30, 2005. Furthermore, Pegasus Media & Communications will be permitted to borrow up to $200.0 million under an incremental secured term loan maturing July 31, 2005. The new facility will be secured by substantially all assets of Pegasus Media & Communications, and a pledge of all capital stock of it and certain of its principal subsidiaries.

        Borrowings under the credit facility bear interest at LIBOR or the prime rate, as selected by Pegasus Media & Communications, plus spreads that vary with its ratio of total debt to a measure of its cash flow. The credit facility requires an annual commitment fee of 0.75% of the unused portion of the revolving credit commitment when less than 50% of the revolving credit commitment is utilized, and an annual commitment fee of 0.50% of the unused portion of the revolving credit commitment when greater than 50% of the revolving credit commitment is utilized. The credit facility requires Pegasus Media & Communications to purchase an interest rate hedging contract covering an amount equal to at least 50% of the total amount of the term loan. Hedging requirements for the revolving credit facility and the term loan will be based on a method yet to be determined.

        The Pegasus Media & Communications credit facility requires prepayments and concurrent reductions of the commitment customary for credit facilities of this nature. The credit facility:

        o limits the amounts of indebtedness that Pegasus Media & Communications and its subsidiaries may incur,

        o requires Pegasus Media & Communications to maintain a maximum leverage ratio, a minimum interest coverage, and a minimum fixed charge coverage, and

        o    limits dividends and other restricted payments.

        Unless there is a default under the credit facility, Pegasus Media & Communications can make certain distributions to Pegasus, including the distribution to Pegasus of enough money to pay its interest and dividend obligations under its publicly held debt securities and, beginning in 2002, its Series A preferred stock. The credit facility contains other customary covenants, representations, warranties, indemnities, conditions precedent to closing and borrowing, and events of default.

        Beginning March 31, 2001, the revolving credit commitment under the credit facility will begin to reduce in quarterly amounts ranging from a 10% annualized reduction in 2001 to a 50% annualized reduction in 2004. Amortization will begin on the term loan on March 31, 2001 in quarterly amounts ranging from 0.25% in 2001 to 25% in 2005, with the balance due at maturity. The incremental term loan will be accessible until June 30, 2001 with amortization commencing, in quarterly amounts ranging from 0.25% in 2001 to 25%, on December 31, 2004 with the balance due at maturity.

DIRECTV Litigation

        On June 3, 1999, the National Rural Telecommunications Cooperative filed a lawsuit in federal court against DIRECTV seeking a court order to enforce the National Rural Telecommunications Cooperative's contractual rights to obtain from DIRECTV certain premium programming formerly distributed by United States Satellite Broadcasting Company, Inc. for exclusive distribution by the National Rural Telecommunications Cooperative's members and affiliates in their rural markets. The National Rural Telecommunications Cooperative also sought a temporary restraining order preventing DIRECTV from marketing the premium programming in such markets and requiring DIRECTV to provide the National Rural Telecommunications Cooperative with the premium programming for exclusive distribution in those areas. The court, in an order dated June 17, 1999, denied the National Rural Telecommunications Cooperative a preliminary injunction on such matters, without deciding the underlying claims. On July 22, 1999, DIRECTV responded to the National Rural Telecommunications Cooperative's continuing lawsuit by rejecting the National Rural Telecommunications Cooperative's claims to exclusive distribution rights and by filing a counterclaim seeking judicial clarification of certain provisions of DIRECTV's contract with the National Rural Telecommunications Cooperative. In particular, DIRECTV contends in its counterclaim that the term of DIRECTV's contract with the National Rural Telecommunications Cooperative is measured solely by the orbital life of DBS-1, the first DIRECTV satellite launched into orbit at the 101o W orbital location, without regard to the orbital lives of the other DIRECTV satellites at the 101o W orbital location. DIRECTV also alleges in its counterclaim that the National Rural Telecommunications Cooperative's right of first refusal, which is effective at the end of the term of DIRECTV's contract with the National Rural Telecommunications Cooperative, does not provide for certain programming and other rights comparable to those now provided under the contract. On September 8, 1999, the court denied a motion by DIRECTV to dismiss certain of the National Rural Telecommunications Cooperative's claims, leaving all of the causes of action asserted by the National Rural Telecommunications Cooperative at issue.

     On September 9, 1999, the National Rural Telecommunications Cooperative filed a response to DIRECTV's counterclaim contesting DIRECTV's interpretations of the end of term and right of first refusal provisions. On August 26, 1999, the National Rural Telecommunications Cooperative filed a separate lawsuit in federal court against DIRECTV claiming that DIRECTV had failed to provide to the National Rural Telecommunications Cooperative its share of launch fees and other benefits that DIRECTV and its affiliates have received relating to programming and other services. On November 15, 1999, the court granted a motion by DIRECTV and dismissed a portion of the National Rural Telecommunications Cooperative's lawsuit regarding launch fees and other benefits. In particular, the court dismissed the tort claim asserted by the National Rural Telecommunications Cooperative, but left in place the remaining claims asserted by the National Rural Telecommunications Cooperative. The court also consolidated that lawsuit with the other pending National Rural Telecommunications Cooperative/DIRECTV lawsuit. The court set various discovery and motion deadlines for the Spring and Summer of 2000 but did not set a trial date.

     On December 29, 1999, DIRECTV filed a motion for partial summary judgment. The motion seeks a court order that National Rural Telecommunications Cooperative's right of first refusal, effective at the termination of DIRECTV's contract with National Rural Communications Cooperative does not include programming services and is limited to 20 program channels of transponder capacity. DIRECTV's motion is scheduled to be heard by the court on February 7, 2000. The court has not yet set a trial date on the merits of the claims.

     On January 10, 2000, Pegasus and Golden Sky Systems, Inc. filed a class action in federal court in Los Angeles against DIRECTV. In this new litigation, Pegasus and Golden Sky are representatives of a proposed class that would include all members and affiliates of National Rural Telecommunications Cooperative that are distributors of DIRECTV. The complaint contains causes of action for various torts, common counts and declaratory relief based on DIRECTV's failure to provide National Rural Telecommunications Cooperative with premium programming, thereby preventing National Rural Telecommunications Cooperative from providing the programming to the class members. The claims are also based on DIRECTV's position with respect to launch fees and other benefits, term and rights of first refusal. The complaint seeks monetary damages and a court order regarding the rights of National Rural Telecommunications Cooperative and its members and affiliates. The outcome of this litigation and the litigation filed by National Rural Telecommunications Cooperative could have a material adverse effect on Pegasus' direct broadcast satellite business because Pegasus is an associate of the National Rural Telecommunications Cooperative with contract rights that are affected by the contractual relationship between the National Rural Telecommunications Cooperative and DIRECTV.


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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  PEGASUS COMMUNICATIONS CORPORATION


                                  By:  /s/ Ted S. Lodge
                                     ---------------------------------
                                     Ted S. Lodge
                                     Senior Vice President

January 11, 2000